Exhibit 99.1

Investor Contact:	Media Contact:
Al Galgano

Gerri Dyrek

Vice President of Investor Relations

Associate Director of Public Relations

Digital River, Inc.	Digital River, Inc.
952-253-1234	952-253-8396
investorrelations@digitalriver.com	publicrelations@digitalriver.com

Digital River Achieves Record Revenue with More Than 40 Percent Year-Over-Year Growth in Q3

Reports earnings per share of $0.14, significantly higher than the company’s prior guidance

MINNEAPOLIS, MN, October 22, 2003 — Digital River, Inc. (NASDAQ: DRIV), a global leader in e-commerce outsourcing, today reported revenue of $26.7 million for the quarter ended September 30, 2003. This represents a year-over-year increase of 41.7 percent from revenue of $18.9 million in the third quarter of 2002. This performance exceeded the company’s third quarter 2003 guidance of $23 - 23.5 million. Gross margins were 84.5 percent in the third quarter of 2003, a 335 basis point increase from the same period in 2002.

For the third quarter of 2003, net income was $4.7 million, or $0.14 per share on a diluted basis. This compared to net income of $98,000 in the third quarter of 2002. These results exceeded the guidance previously given by the company in its second quarter earnings release. Digital River’s net income for the third quarter of 2003, prior to the amortization of acquisition-related expenses, was $6.2 million, or $0.18 per share, on a diluted basis. This compares to net income, on a similar basis, of $1.5 million, or $0.05 per share, in the third quarter of last year.

“The third quarter marked the highest level of quarterly revenue in the history of the company,” said Joel Ronning, Digital River’s CEO. “We significantly beat revenue as well as earnings per share expectations, delivering solid year-over-year growth. Part of the strength in our results can be attributed to software sales generated during the recent, unanticipated outbreak of viruses. Although we don’t believe these virus-related sales will repeat on a sequential basis, we do believe that there may be a long-term benefit from repeat purchases made by new customers. Overall, our third quarter results further contributed to the positive momentum that this organization has been building throughout the year.”

For the nine months ended September 30, 2003, revenue totaled $74.1 million, a nearly 32 percent increase from $56.3 million in the same period last year. Through September 30th, net income totaled $11.5 million, or $0.36 per share on a diluted basis, as compared to a net loss of $3.8 million, or $0.14 per basic share, in the prior year. For the first nine months of 2003, net income, prior to the amortization of acquisition-related expenses was $15.4 million, or $0.48 per share on a diluted basis. This compares to a net income, prior to the amortization of acquisition-related expenses, of $776,000, or $0.03 per diluted share, for the first nine months of 2002.

“We’ve made significant progress in the third quarter both in terms of our financial performance as well as our strategic initiatives,” said Ronning. “To help our clients penetrate international online markets, we continue to expand our worldwide online sales channels, and broaden our global capabilities and e-commerce services. We intend to leverage these efforts along with our intellectual capital and e-commerce expertise to solidify our leadership position in the industry.”

As of September 30, 2003, Digital River’s cash and investments totaled $124 million, a $66.1 million increase from June 30, 2003, and an increase of $88.7 million from September 30, 2002. Net working capital grew $52 million from second-quarter 2003 levels to $78.4 million as of September 30, 2003. On July 17, 2003, Digital River announced a $44.8 million underwritten public offering of 2.1 million shares of common stock at a price per share to the public of $21.35.

Segmented Results

The e-business services segment generated $3.3 million in revenue in the third quarter. This performance was relatively flat to revenue of $3.4 million in the third quarter of 2002 and a sequential decline from revenue of $4.1 million. Our e-business services segment EBITDA was a loss of $247,000.

The software services segment generated $23.4 million in revenue in the third quarter, a nearly 52 percent improvement from revenue of $15.5 million in the third quarter of 2002, and a more than 25 percent sequential increase. This sequential growth was driven in large part from the impact of the virus-related sales during the period. Net of those sales, we believe third quarter revenue for this segment would have totaled $20.4 million, a 9 percent sequential growth rate and 32 percent growth rate on a year-over-year third quarter basis. The segment contributed EBITDA of $8 million for the quarter.

“Our international sales activities continue to produce contracts with industry-leading companies and relationships with key channel partners,” said Ronning. “We plan to continue extending our e-commerce leadership in U.S. markets and intensifying our sales efforts abroad, particularly in the European and Asian regions. Both our e-business and software segments are producing results in line with our expectations. While we believe the e-business segment felt the impact of the seasonally slower summer months, we are looking forward to the fourth quarter, which has historically been stronger for our overall business. Consistent with our prior guidance, we anticipate that the e-business segment will be profitable in the fourth quarter, and we expect to exit 2003 with sustainable profit contribution from both segments.”

Future Expectations

For the fourth quarter of 2003, Digital River expects to generate revenue of $25.5 million, a nearly 19 percent improvement over the fourth quarter of 2002. The software services segment is expected to comprise approximately 85 percent of revenue in the quarter. The company expects earnings per share for the fourth quarter of $0.12 on a GAAP basis, and $0.16 prior to the amortization of acquisition-related costs.

For 2003, the company expects revenue to total $99.6 million, a 28 percent improvement from revenue of $77.8 million in 2002. The company also expects full year 2003 earnings per share of $0.48 on a GAAP basis and $0.64, prior to the amortization of acquisition-related expenses. This compares to a net loss, in 2002, of $0.02 per share, on a GAAP basis, and is more than double 2002 earnings per share of $0.26, prior to the amortization of acquisition-related expenses and other litigation charges.

In 2004, Digital River expects revenue to total $120 million, a more than 20 percent increase from anticipated 2003 results. In addition, Digital River expects to generate net income of nearly $29 million on a GAAP basis. This would represent a nearly 80 percent improvement from an anticipated net income of nearly $16 million in 2003. The company also expects to generate nearly $33 million of net income, prior to the amortization of acquisition-related expenses, a nearly 53 percent improvement from anticipated net income, on a similar basis, of $21 million in 2003. The company believes this performance will result in earnings per share of $0.75, on a GAAP basis, and $0.85, prior to the amortization of acquisition-related expenses.

“We are very excited about our prospects for the future and believe that we have built a platform for financial success,” said Carter Hicks, Digital River’s CFO. “In light of the uncertainty surrounding the current economy and given that we are more than two months away from 2004, we are maintaining our guardedly optimistic approach to setting our forward-looking expectations. As we move into 2004 and gain greater visibility into the year, we intend to update these numbers as appropriate.”

Note: A reconciliation of the pro forma measurement data above is provided as a table following the condensed financial statements accompanying this announcement. Further information regarding the Company’s use of non-GAAP financial data has been included in the Company’s Form 8-K filed with the Securities and Exchange Commission on October 22, 2003.

Digital River will hold a third quarter conference call today at 4:45 p.m. Eastern Daylight Time. To access the call, please dial 877-422-0170, or listen to the webcast at http://www.digitalriver.com/corporate/company03.shtml. Please go to the investor relations page to access the call and install any necessary audio software.

About Digital River, Inc.

Digital River, Inc., a global leader in e-commerce outsourcing, builds and manages online businesses for nearly 34,000 companies worldwide. Its e-commerce solution and infrastructure are designed to help companies of all sizes maximize online revenues as well as cut the costs and reduce the risks associated with running an e-commerce operation. The Digital River® international e-commerce suite includes site development and hosting, order management, fraud prevention, site merchandising, reporting and analytics, product fulfillment, e-marketing and multi-lingual customer service. Digital

River’s clients include 3M, ACT!, Autodesk, H&R Block, Major League Baseball Advanced Media, Motorola, Novell, Staples.com and Symantec.

Founded in 1994, Digital River is headquartered in Minneapolis with offices throughout the United States and in Europe. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.

Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements, including statements containing the words, “believes,” “anticipates,” “expects,” and similar words. Forward-looking statements, such as statements about the company’s expectation of future financial performance, involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company’s limited operating history and variability of operating results; competition in the electronic commerce market; and other risk factors referenced in the Company’s public filings with the Securities and Exchange Commission (the “SEC”). More specific information about potential factors that could affect the Company’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the SEC and available at the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections in Digital River’s Quarterly Report on Form 10-Q for the nine month period ended September 30, 2003, which will be filed with the SEC in the fourth quarter of 2003.

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Digital River, Inc.

Third Quarter Results

(Unaudited, in thousands, except per share amounts)

Condensed Consolidated Balance Sheets

	As of
	September 30, 2003	December 31, 2002
Assets
Current assets
Cash and investments	$123,983	$40,801
Other current assets	9,091	12,204
Total current assets	133,074	53,005
Property and equipment, net	15,174	15,637
Goodwill, intangibles and other assets	29,717	27,051
Total assets	$177,965	$95,693
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$40,748	$31,126
Deferred revenue	2,907	1,865
Accrued payroll and other liabilities	11,057	5,516
Total current liabilities	54,712	38,507
Stockholders’ equity	123,253	57,186
Total liabilities and stockholders’ equity	$177,965	$95,693

Condensed Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenue	$26,748	$18,872	$74,112	$56,289
Costs and expenses:
Direct cost of services	861	559	2,742	1,730
Network and infrastructure	3,286	2,998	9,089	8,520
Sales and marketing	9,895	7,854	28,145	24,269
Product research and development	2,447	2,764	7,429	9,327
General and administrative	2,472	1,807	6,741	5,130
Litigation and other charges	—	—	—	2,500
Earnings before interest, taxes, depreciation and amortization	7,787	2,890	19,966	4,813
Depreciation and amortization	1,899	1,486	5,139	4,296
Amortization of acquisition related costs	1,411	1,356	3,878	4,556
Earnings (loss) from operations	4,477	48	10,949	(4,039)
Interest income	264	50	581	259
Net earnings (loss)	$4,741	$98	$11,530	$(3,780)

Net earnings (loss) per share - basic	$0.16	$0.00	$0.40	$(0.14)
Net earnings (loss) per share - diluted	$0.14	$0.00	$0.36	$(0.14)
Weighted average shares outstanding - basic	30,392	26,823	28,742	26,655
Weighted average shares outstanding - diluted	34,608	29,054	32,279	26,655

Note: Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure. The presentation of this measure should be considered in addition to, not as a substitute, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

Digital River, Inc.

Pro Forma Reconciliations

Unaudited, in thousands, except per share amounts

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Pro Forma Financial Reconciliations:
Net earnings (loss) per GAAP	$4,741	$98	$11,530	$(3,780)
Add back amortization of acquisition related costs	1,411	1,356	3,878	4,556
Pro Forma earnings	$6,152	$1,454	$15,408	$776

Pro Forma net earnings per share - diluted	$0.18	$0.05	$0.48	$0.03
Pro Forma weighted average shares outstanding - diluted	34,608	29,054	32,279	28,864

Segment EBITDA Reconciliations:

	Three Months Ended			Nine Months Ended
	Software	E-Business		Software	E-Business
	Segment	Segment	Consolidated	Segment	Segment	Consolidated
For the Period Ended September 30, 2003
Revenue	$23,490	$3,258	$26,748	$63,198	$10,914	$74,112
Allocated Expenses	15,456	3,505	18,961	42,483	11,663	54,146
EBITDA	$8,034	$(247)	$7,787	$20,715	$(749)	$19,966

Note: Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure. The presentation of this measure should be considered in addition to, not as a substitute, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.